Exhibit 99.03

Pazoo Adds 5 More To Panel of Experts

CEDAR KNOLLS, N.J., March 5, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) the #1 online health and wellness social community for people and their pets – has once again expanded its roster of experts who share their knowledge, insight and expertise with site visitors.

Pazoo's health and wellness experts in both human and pet care are dedicated to helping site visitors and their pets enhance or achieve overall wellbeing.  These new experts are important contributors to our site's unique content and product selection and are recognized as leaders in their respective specialties and are in demand as consultants, authors and speakers all over the world.

The latest additions to the pazoo.com expert section include: Dr. Roger Welton, Pazoo Veterinary Expert; Stephen Bienko, Pazoo Health, Fitness and Personal Development Expert; Gina Calvano, Pazoo Career Selection and Coaching Expert; Dr. Robert Agresti Jr., Pazoo Plastic Surgery and Reconstructive Surgery Expert; and Felicia Loveys, Pazoo Family Communication and Relationship Expert.

These well respected experts will contribute new and updated information and advice on a regular basis to pazoo.com visitors – further enhancing the health and wellness information available to site visitors. Additionally, many of these experts are available for speaking engagements, seminars, phone or video-conferencing, personal one-on-one consultations, and blogs and articles.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.
Released March 5, 2013